Art Cards, Inc.
                               933 Pearl Street
                            Denver, Colorado  80203

                               January 28, 2000


Orie Rechtman, Chairman and CEO
uMember.com, Inc.
2361 Rosecrans Avenue
El Segundo, California  90245

      Re: Proposed Exchange of Shares of Art Cards, Inc. ("Art Cards") for one hundred percent (100%) of the outstanding shares of uMember.com, Inc. ("uMember")

Dear Mr. Rechtman:

     This letter will confirm the recent discussions we have had with you and your representatives relative to the proposed exchange of shares of the common stock of Art Cards for all of the issued and outstanding common stock of uMember. The objective of our discussions has been the execution and consummation, as soon as feasible, of a formal agreement between Art Cards and uMember (the "Agreement"), which among other things, would provide for the various matters set forth below:

    1. Just prior to the closing of this transaction, Art Cards will complete a name change and reverse split which will reduce the total number of shares outstanding in Art Cards to approximately 476,500 plus any shares that must be issued to round fractional shares to one whole share. All numbers used in this Letter of Intent will be based on post-split numbers.

    2. Art Cards will acquire all of the issued and outstanding common stock of uMember from the shareholders of uMember in exchange for 15,000,100 restricted shares of $.0001 par value common stock of Art Cards ("Art Cards Common Stock"), which will be delivered upon the closing of this transaction (the "Closing Date"). This exchange is intended to qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended, and the shares of Art Cards received by uMember shareholders will be received on a tax-free basis. The shares to be issued by Art Cards will be "restricted securities" as defined in Rule 144 under the Securities Act of 1933, and an appropriate legend will be placed on the certificates representing such shares, and stop transfer orders placed against them.

     3. In a separate transaction to be closed concurrently with the reverse acquisition of uMember, Richard Miller, a principal shareholder of Art Cards, will sell 13,600 of his personal shares to uMember in exchange for $180,000 in cash.

     4. uMember will pay Art Cards $70,000 which will be used by Art Cards to pay off all of its existing indebtedness. $25,000 of this amount will be paid to Art Cards on the signing of this Letter of Intent and the balance of $45,000 will be payable on Closing and will be paid by Art Cards to Richard Miller to reimburse Richard Miller for his expenses incurred on behalf of Art Cards. If this transaction is terminated for any reason, the $25,000 deposit will be forfeited to Art Cards.



     uMember also agrees to reimburse Art Cards up to $5,000 for its legal fees at the Closing. If the legal fees exceed $5,000, Mike Underwood will pay the excess at the Closing.

     5. Prior to the Closing, Art Cards will raise $5,000,000 in a Rule 506 offering to accredited investors overseas by selling 2,000,000 shares of Art Cards common stock at $2.50 per share. The offering will be managed by CCRI Corporation and the funds will be escrowed in the trust account of Krys Boyle Freedman & Sawyer, P.C., legal counsel for uMember. The funds will be released to Art Cards upon the Closing of the acquisition of uMember.

     6. On the Closing, Art Cards will also issue a total of 2,537,000 shares as finder's fees for this transaction, which will bring the total number of shares issued and outstanding after the closing to approximately 20,000,000 shares. uMember will cancel the 13,600 shares it purchases from Richard Miller. Following is a breakdown of the shares to be outstanding.

   Shares to be retained by current Art Cards shareholders        462,900
   Shares to be issued for $5,000,000                           2,000,000
   Shares to be issued for uMember.com                         15,000,100
   Shares to be issued for finder's fees                        2,537,000
                                                               ----------
       Total                                                   20,000,000
                                                               ==========

     Upon the Closing, uMember will become a wholly-owned subsidiary of Art
Cards.

     7. The parties will use their best efforts to close this transaction on or before March 3, 2000. If this Agreement is not executed by March 31, 2000, this Letter will terminate.

     8. At the Closing, the present Art Cards officers and directors shall deliver to uMember their respective letters of resignation, along with minutes of the Art Cards Board of Directors accepting such resignations and appointing to the Art Cards Board those persons designated by uMember to be directors of Art Cards.

     9. Prior to Closing, uMember will provide an unaudited balance sheet and income statement for the period ended on a date within 60 days of the Closing.

    10. On the date of this Letter of Intent, the common stock of Art Cards is registered with the Securities and Exchange Commission pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended, (the "Act"), and Art Cards has filed all reports required to be filed by Section 15(d) of the Act during the past 12 months. These reports were, when filed, accurate, not misleading and complete in all material respects.

    11. The common stock of Art Cards is currently listed for trading on the OTC Bulletin Board under the symbol ATCD.

    12.  On the Closing, Art Cards will have no assets and no liabilities.





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    13.  Once this letter is executed, all parties hereto, in reliance upon the agreement represented herein, shall not, for a period of 35 days from the date of execution hereof, negotiate with any other third party with respect to undertaking any merger or stock or asset acquisition. Both parties hereto agree to proceed diligently with the completion of all necessary due diligence and the drafting of all necessary documentation and agreements.

    14. Art Cards and uMember will take all necessary steps to call meetings of their respective directors as soon as possible to approve the terms of this Letter of Intent.

    15. Upon the signing of this Letter of Intent, Art Cards and uMember will provide to each other full access to their books and records and will furnish financials and operating data and such other information with respect to their business and assets as may reasonably be requested from time to time. If the proposed transaction is not consummated, all parties shall keep confidential any information (unless ascertainable from public filings or published information) obtained concerning the other's operations, assets and business.

    16. This Letter of Intent may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

    17. Upon the execution by you and return to us of this Letter of Intent, counsel for uMember and Art Cards will prepare an Exchange Agreement and a Stock Purchase Agreement which shall contain provisions in accordance with this Letter together with such further appropriate terms and conditions as legal counsel and the parties may mutually determine. The Exchange Agreement shall be subject, in all respects, to the approval of the respective Boards of Directors of Art Cards and uMember.

    18. It is understood that the terms set forth in this Letter may not constitute all of the major terms which will be included in the Exchange Agreement, that the terms set forth herein are subject to further discussion and negotiation, and that this Letter is an expression of intent only and is not to create or result in any legally binding obligation upon the parties hereto except with respect to paragraphs 4, 13 and 15 and the obligation to pursue negotiations in good faith.

     If the foregoing accurately reflects our discussions, please execute and return to the undersigned one copy of this Letter.

ART CARDS, INC.                      uMEMBER.COM, INC.


By:/s/ Richard H. Miller             By:/s/ Orie Rechtman
   Richard H. Miller, President         Orie Rechtman, Chairman and CEO





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